Exhibit 35.2

SERVICER COMPLIANCE CERTIFICATE OF

GREAT LAKES EDUCATIONAL LOAN SERVICES, INC.

GOAL CAPITAL FUNDING TRUST

The undersigned officer of Great Lakes Educational Loan Services, Inc. (the “Servicer”) hereby certifies as of December 31, 2005 as follows:

1. I have reviewed, for the period beginning January 1, 2005 and ending December 31, 2005: (a) the activities of the Servicer as they relate to the Student Loan Servicing Agreement dated as of October 1, 2005 (the “Issuer Servicing Agreement”) between the Servicer and Goal Capital Funding Trust (the “Issuer”), the Student Loan Servicing Agreement dated as of October 1, 2005 (the “Depositor Servicing Agreement”) between the Servicer and Goal Capital Funding, LLC (the “Depositor”) and the Custodian Agreement dated as of October 1, 2005 (the “Custodian Agreement” and together with the Servicing Agreement and the Origination and Servicing Agreement, the “Agreements “) among the Issuer, JPMorgan Chase Bank, N.A., as indenture trustee, JPMorgan Chase Bank, N.A., as eligible lender trustee, and the Servicer, as custodian, and (b) the Servicer’s performance under the Agreements. The performance by the Servicer of its obligations under the Agreements has been made by persons under my direct supervision.

2. To the best of my knowledge, based on my review of the Servicer’s performance under the Agreements, the Servicer has fulfilled all of its obligations under the Agreements for the period beginning January 1, 2005 and ending December 31, 2005.

3. The Servicer has disclosed to the Issuer and the Depositor all significant deficiencies known to it relating to the Servicer’s compliance with the minimum servicing standards required by the Servicing Agreements as reported in accordance with the procedures contemplated by that certain General Certificate of Great Lakes Educational Loan Services, Inc. dated October 13, 2005.

GREAT LAKES EDUCATIONAL LOAN SERVICES, INC.

By:	/s/ Michael J. Noack
Name:	Michael J. Noack
Title:	Chief Servicing Officer